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                             PRIORITY DISTRIBUTION
                                   AGREEMENT


                                    between


                        Mohegan Tribal Gaming Authority


                                      and


                    Mohegan Tribe of Indians of Connecticut


--------------------------------------------------------------------------------
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

                               TABLE OF CONTENTS

                                                             Page
                                                             ----
1.  TERM; DEFINITIONS ....................................     2
2.  PRIORITY DISTRIBUTION PAYMENTS .......................     2
3.  DAMAGES LIMITATION ...................................     3
4.  AMENDMENT AND VALIDITY ...............................     3
5.  NOTICES ..............................................     4
6.  INTEGRATION ..........................................     4
7.  NON-WAIVER ...........................................     5
8.  ASSIGNMENT OR TRANSFER OF INTEREST ...................     5
9.  NO THIRD PARTY BENEFICIARIES .........................     5
10. EFFECT OF SECTION HEADINGS ...........................     6
11. GOVERNING LAW ........................................     6
12. REMEDIES .............................................     6
13. REPRESENTATIONS AND WARRANTIES OF THE AUTHORITY.......     6
14. REPRESENTATIONS AND WARRANTIES OF THE TRIBE ..........     8
15. JURISDICTION; DISPUTE RESOLUTION .....................     9
16. LIMITED WAIVER OF SOVEREIGN IMMUNITY .................    10
17. SPECIAL COVENANTS ....................................    10
18. DUPLICATE ORIGINALS ..................................    10

                        PRIORITY DISTRIBUTION AGREEMENT


          THIS PRIORITY DISTRIBUTION AGREEMENT (the "Agreement") is made as of this 1/st/ day of August 2001 by and between MOHEGAN TRIBAL GAMING AUTHORITY (the "Authority"), and MOHEGAN TRIBE OF INDIANS OF CONNECTICUT (the "Tribe") (each a "Party", and collectively the "Parties").

                                   RECITALS:

          The Authority is an instrumentality of the Tribe, with exclusive power to conduct and regulate gaming activities for the Tribe.

          The Authority owns and operates a multi-amenity gaming and entertainment resort located in Uncasville, Connecticut (the "Resort"), as more fully described herein, which includes the convention center, retail facilities, arena, hotel and improvements to be constructed adjacent thereto.

          The Tribe provides certain governmental services and will construct or cause to be constructed certain governmental improvements that will be of general benefit to tribal members, including the Authority.

          The Tribe intends to finance the acquisition of certain of these governmental improvements through the issuance of its revenue bonds and notes (together or separately, the "Bonds") under an Indenture of Trust dated as of

August 1, 2001, between the Tribe and First Union National Bank, as trustee thereunder (the "Trustee").

          The Authority and the Tribe are parties to that certain Loan Agreement, dated as of March 3, 1999, with Bank of America National Trust and Savings Association, as Administrative Agent, and the other parties named therein, as amended by Amendment No. 1 to Loan Agreement, dated as of November 30, 2000 (such Loan Agreement, together with the Loan Documents (as defined therein), as the same may be amended from time to time, the "Authority Loan Documents"), and the Authority and Trading Cove Associates are parties to that certain Relinquishment Agreement, dated February 7, 1998 (the "Relinquishment Agreement"). The Authority has the right to make certain distributions to the Tribe pursuant to and in accordance with the provisions of the Authority Loan Documents and the Relinquishment Agreement, and one category of such distributions is defined in the Authority Loan Documents as the Priority Distributions. The Tribe has the right to receive the Priority Distribution Payments under this Agreement.

          The Authority has been making such Priority Distributions to the Tribe pursuant to and in accordance with the provisions of the Authority Loan Documents, the Authority intends to continue making such Priority Distributions to the Tribe in accordance therewith, and the Authority wishes to memorialize such intention herein for the reason, among others, of enabling the Tribe to engage in the financing referred to above.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.        TERM; DEFINITIONS

          (a) This Agreement shall be effective upon the date of this Agreement (the "Effective Date") and thereafter shall remain in full force and effect in accordance with its terms.

          (b) Capitalized terms used in this Agreement have the meanings given in Schedule A hereto, unless a different meaning clearly appears from the context.

2.        PRIORITY DISTRIBUTION PAYMENTS.

          (a) On or before the fifth Business Day of each month of each Calendar Year (each, a "Payment Date"), the Authority shall pay to the Tribe as a distribution and not as a payment for services an amount equal to the lesser of
(1) the Scheduled Priority Distribution for the prior month plus the Cumulative Priority Distribution Deficiency for the prior month and (2) the Net Cash Flow of the Authority for the prior month; provided, however, that the total Priority

Distribution Payments for any Calendar Year shall not exceed the Annual Priority Distribution Amount for such Calendar Year. Each payment made pursuant to this paragraph is a "Priority Distribution Payment." Nothing in this Agreement shall permit the Authority to make any Priority Distribution Payment that is in excess of the amount permitted by the Authority Loan Documents.

          (b) Payments pursuant to this Agreement shall not reduce the Authority's obligations to make payments pursuant to invoices for governmental services provided by the Tribe or any payments under any other agreements with the Tribe (including the Lease) to the extent that the agreements are permitted by the Authority Loan Documents. Priority Distribution Payments are limited obligations of the Authority payable only to the extent of its Net Cash Flow and are not secured by any lien or encumbrance on any assets or property of the Authority or its Subsidiaries. Neither the Tribe nor any assignee thereof nor any third party shall have any interest in any assets or property of the Authority by virtue of this Agreement.

          (c) The obligations of the Authority hereunder are unconditional except that such obligations are subject to and limited by the applicable provisions of the Authority Loan Documents. All Priority Distribution Payments shall be paid promptly when due, without demand, counterclaim, setoff, deduction or defense. With respect to the obligations of the Authority to pay Priority Distribution Payments, the Authority waives all rights now or hereafter conferred by statute or otherwise with respect to any such demand, counterclaim, setoff, deduction or defense ("Waiver of Setoff Rights"). The Tribe hereby acknowledges that notwithstanding the Authority's Waiver of Setoff Rights, such waiver (1) constitutes a waiver only of a remedy the Authority would otherwise have against the Tribe and not a waiver of the underlying claim or claims the Authority may have against the Tribe, any Affiliates of the Tribe, or any other person, and (2) does not impair the Authority's right to exercise other remedies it may have against any assets of the Tribe, other than the amounts payable by the Authority to the Tribe hereunder.

3.        DAMAGES LIMITATION.

          Neither the Tribe nor the Authority shall be liable to the other for any indirect, consequential, incidental, punitive or exemplary damages. Without limiting the foregoing, the Authority shall not be liable for any damages of any description or nature whatsoever, penalties or other remedies to the Tribe, the Trustee, the Bondholders or any other person or entity by reason of a default under the Indenture.

4.        AMENDMENT AND VALIDITY.


          (a) This Agreement may be amended, modified or supplemented only by written agreement signed by both Parties.

          (b) The Authority covenants and agrees that it shall not amend the Authority Loan Documents (or the formula for calculating the amounts that may be distributed to the Tribe by the Authority) so as to reduce the amount of Priority Distribution Payments that is permitted to be paid hereunder.

5.        NOTICES.

          Except as otherwise specifically provided herein, any notice from one Party to the other shall be given in writing and shall be deemed to be given (1) as of three days after the date the same is enclosed in a sealed envelope, addressed to the other by certified first class mail, postage prepaid, and deposited in the United States Mail or (2) as of the date transmitted by telecopier and received in full prior to the close of normal business hours of the recipient, (3) the day after the date sent by overnight courier or other means of next day personal delivery, or (4) the date of delivery by hand. For the purposes of this Section 5, such notices shall be mailed to the following respective addresses or the following respective telecopier numbers or to such others as may be hereafter designated by either Party:

If to the Authority:

          Mohegan Tribal Gaming Authority
          1 Mohegan Sun Boulevard
          Uncasville, CT 06382
          Attention:  Management Board Chairman
          Telecopier No.:  (860) 204-6153

If to the Tribe:

          The Mohegan Tribe of Indians of Connecticut
          67 Sandy Desert Road
          Uncasville, CT 06382
          Attention:  Chairman
          Telecopier No.:  (860) 204-6153

with a copy to:

          Rome McGuigan Sabanosh, P.C.
          One State Street
          Hartford, CT 06103-3103
          Attention:  Lewis B. Rome, Esq.
          Telecopier No.:  (203) 724-3921

6.        INTEGRATION.

          (a) This Agreement contains the entire agreement and understanding between the Parties, their agents, employees and affiliates as to the subject matter contained herein and therein.

          (b) No Party shall be bound to any other obligations, conditions, or representations with respect to the subject matter of this Agreement other than as provided in this Agreement.

          (c) Neither the Tribe nor the Authority nor any affiliate of either Party, nor any representatives of any of the foregoing parties has made, nor shall either Party be liable to the other for, any representation, warranty, promise, inducement or statement of intention that is not embodied in this Agreement.

7.        NON-WAIVER.

          No failure by either Party or any of its agents to exercise, no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, and, in addition, no provision of this Agreement shall be considered waived by either Party except when such waiver is given in writing. The failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.

8.        ASSIGNMENT OR TRANSFER OF INTEREST.

          This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties hereto; provided, however, that neither Party may assign, sell, transfer or in any other way convey or encumber its rights, duties or obligations under this Agreement, either in whole or in part, without the prior written consent of the other Party, which may be granted or withheld by such other Party at its sole discretion.


9.        NO THIRD PARTY BENEFICIARIES.

          The Parties do not intend to, and this Agreement does not, create rights in, or grant remedies to, any third party as a beneficiary of this Agreement or of any duty, covenant, obligation or understanding established under this Agreement.

10.    EFFECT OF SECTION HEADINGS.

       Section headings appearing in this Agreement are inserted for convenience only, and shall not be construed as interpretations of text.



11.    GOVERNING LAW.

       The Authority and the Tribe hereby agree, in accordance with Section 5-1401 of the New York General Obligation Law, that this Agreement shall be construed in accordance with and governed by the laws of the State of New York.

12.    REMEDIES.

       If the Authority fails to make any payment hereunder when due or timely to perform any other obligation hereunder, the Tribe may protect its rights to and pursue any remedies available to it at law or in equity or otherwise; provided that the Tribe acknowledges that it shall not be entitled, under any circumstances, to accelerate the Payment Dates of the Priority Distribution Payments.

13.    REPRESENTATIONS AND WARRANTIES OF THE AUTHORITY.

The Authority represents and warrants to the Tribe as of the date hereof as follows:

       (a) The Authority is a governmental instrumentality of the Tribe and to the extent required by law is qualified to do business and is in good standing under the laws of the jurisdiction in which it conducts its business. The Authority has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of, and the performance by the Authority of its obligations under, this Agreement have been duly and validly authorized by all necessary action of the Authority. This Agreement has been duly and validly executed and delivered by the Authority and constitutes its valid, legal and binding obligation, enforceable against the Authority in accordance with its terms.

       (b) The execution and delivery of this Agreement by the Authority, the fulfillment of and the compliance by the Authority with the terms and provisions hereof (including the obligations of the Authority to make Priority Distribution Payments hereunder), and the consummation by the

Authority of the transactions described herein, do not and will not (i) violate or conflict with any provisions of the Constitution of the Tribe, the laws of the Tribe, or any other governing document, (ii) violate, conflict with or result in the breach or termination of any agreement or instrument to which the Authority is a party, including the Authority Loan Documents and the Relinquishment Agreement or (iii) violate or conflict with any law, rule, ordinance, regulation, judgment, order, injunction, decree or award that applies to or binds the Authority or any of its assets.

       (c) There is no action, suit, claim, arbitration, proceeding, investigation or litigation pending against the Authority or, to the best of the Authority's knowledge, threatened against or involving either the Authority, its property, or the Authority Loan Documents or the Relinquishment Agreement, this Agreement or any of the transactions contemplated herein, at law or in equity, before or by any court, arbitrator or governmental authority which could have an adverse effect on the performance by the Authority of its obligation to make Priority Distribution Payments or on the validity and enforceability of such obligations. No governmental agency or authority has at any time given notice of intention to commence or, to the best of the Authority's knowledge, commenced any investigation relating to the legal right of the Authority to perform its obligations under this Agreement, the Authority Loan Documents or the Relinquishment Agreement.

       (d) The Authority Loan Documents and the Relinquishment Agreement are in full force and effect, and constitute a valid and binding obligation of, and are legally enforceable in accordance with their respective terms against the Authority. The Authority has complied with all of the provisions of the Authority Loan Documents and the Relinquishment Agreement in all material respects and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time or both) would constitute such a default under the Authority Loan Documents or the Relinquishment Agreement.

       (e) No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any governmental agency is required to authorize or permit under applicable laws the execution, delivery and performance by the Authority of this Agreement.

       (f) No finder, broker or agent has been employed, appointed or authorized to act on the Authority's behalf in connection with the transactions contemplated by this Agreement.

14.     REPRESENTATIONS AND WARRANTIES OF THE TRIBE.

The Tribe represents and warrants to the Authority as of the date hereof as follows:

       (a) The Tribe is a federally recognized Indian Tribe pursuant to a determination of the Assistant Secretary - Indian Affairs, dated March 7, 1994, published in the Federal Register on March 15, 1994, as amended by a correction dated July 1, 1994, published in the Federal Register on July 20, 1994, and as an Indian Tribal government pursuant to Sections 7701(a)(40)(A) and 7871(a) of the Internal Revenue Code, Title 26 U.S.C., and to the extent required by law is qualified to do business and is in good standing under the laws of the jurisdiction in which they conduct their business. The Tribe has all power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of, and the performance by the Tribe of its obligations under this Agreement have been duly and validly authorized by all necessary actions of the Tribe. This Agreement has been duly and validly executed and delivered by the Tribe and constitutes its valid and binding obligation, enforceable against the Tribe in accordance with its terms.

       (b) The execution and delivery of this Agreement by the Tribe, the fulfillment of and the compliance by the Tribe with the terms and provisions hereof, and the consummation by the Tribe of the transactions described herein, do not (1) violate or conflict with any provisions of the Tribe's Constitution or laws, (2) violate, conflict with or result in the breach or termination of any agreement or instrument to which the Tribe is a party, or (3) violate or conflict with any law, rule, ordinance, regulation, judgment, order, injunction, decree or award that applies to or binds the Tribe or any of its assets.

       (c) (i) This Agreement is in full force and effect, and (ii) the Tribe has not assigned or otherwise transferred to any third party any of its rights, duties, liabilities or obligations under this Agreement.

       (d) There is no action, suit, claim, arbitration, proceeding, investigation or litigation pending against the Tribe or, to the best of the Tribe's knowledge, threatened against or involving either the Tribe, its property, or this Agreement or any of the transactions contemplated herein, at law or in equity, before or by any court, arbitrator or governmental authority, which could have an adverse effect on the consummation and/or performance by the Tribe of the transactions contemplated by this Agreement. To the best of the Tribe's knowledge, no governmental agency or authority has at any time commenced or given notice of intention to commence any investigation relating to the legal right of the Tribe to perform its obligations under this Agreement.

       (e) No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any governmental agency is required to authorize or permit under applicable laws the execution, delivery and performance by the Tribe of this Agreement.

15.    JURISDICTION; DISPUTE RESOLUTION.

       (a) Except to the extent specifically provided to the contrary in this
Section 15, nothing in this Agreement shall be construed: (i) to impair, limit, waive or reduce in any way the sovereignty or sovereign immunity of the Authority, the Tribe or any Affiliate over their respective affairs, including the matters addressed in this Agreement; or (ii) to create any general submission to the jurisdiction of the State of Connecticut or governance by the State of Connecticut.

       (b) This Agreement shall be enforceable in the State of Connecticut by the Tribe, and any action, claim, counterclaim, dispute or matter in question arising out of or in connection with this Agreement shall be submitted to binding arbitration in the State of Connecticut for resolution and final determination.

       (c) The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9 of the United States Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association. The American Arbitration Association shall select an arbitrator from its list of neutral arbitrators, provided that any arbitrator selected shall have at least ten years' experience as a lawyer and/or judge. Such arbitrator shall be deemed to be, and shall act as, a neutral, and not a party, arbitrator. The arbitrator shall give effect to State of Connecticut statutes of limitation in determining any claim. The arbitrator shall not be permitted to entertain or rule on summary or dispositive motions with respect to any claim, counterclaim, or any portion thereof, regardless of any applicable arbitration rule so permitting to the contrary. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. The institution and maintenance of an action in pursuit of a provisional or ancillary remedy shall not constitute a breach of this provision.

          (d) Judgment upon an arbitration award may be entered in any court having jurisdiction. For purposes of the foregoing sentence, the parties hereby consent to the jurisdiction of the following courts, in descending order of preference: (i) the federal courts sitting in Hartford, Connecticut, or (ii) if such jurisdiction is not available, the Connecticut state courts sitting in Hartford, Connecticut or (iii) if such jurisdiction is not available, in any court of competent jurisdiction, including any tribal court.

16.       LIMITED WAIVER OF SOVEREIGN IMMUNITY.

          The Authority hereby waives its sovereign immunity and that of any Subsidiary of the Authority solely to the extent necessary to allow the Tribe and no others to enforce only the Tribe's rights and the Authority's obligations under this Agreement.

17.       SPECIAL COVENANTS.

          The Authority shall not enter into any agreement, contract or covenant (including amendments to the Authority Loan Documents or the Relinquishment Agreement) which would impose restrictions on the Authority's right to make Priority Distributions to the Tribe that are more stringent than the restrictions contained in the Authority Loan Documents or the Relinquishment Agreement as in effect on the Effective Date.

18.       DUPLICATE ORIGINALS.

          This Agreement may be executed in two counterparts, each of which shall be deemed an original. The signatories hereto represent that they have been appropriately authorized to enter into this Agreement on behalf of the Party for whom they sign. This Agreement is hereby executed as of the date first above written.

          IN WITNESS WHEREOF, the undersigned have consented and caused this Priority Distribution Agreement to be executed as of the date first indicated above.


                              MOHEGAN TRIBAL GAMING
                              AUTHORITY


                              By: /s/ Jeffrey E. Hartmann
                                  ------------------------------------
                                  Jeffrey E. Hartmann
                                  Executive Vice President of Finance and
                                  Chief Financial officer


                              MOHEGAN TRIBE OF INDIANS OF
                              CONNECTICUT



                              By: /s/ Mark F. Brown
                                  ------------------------------------
                                  Mark F. Brown
                                  Chairman

                                   SCHEDULE A

                                  Definitions
                                  -----------

          "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

          "Annual Priority Distribution Amount" for a Calendar Year equals $14,000,000 multiplied by the ratio of the CPI for such Calendar Year divided by the CPI for the Year 2000, such amount being the amount the Authority is permitted to distribute to the Tribe as Priority Distributions under the Authority Loan Documents.

          "Asset Sale" means: (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices; and (ii) the issuance by the Authority or any of its Subsidiaries of equity interests of any of the Authority's or its Subsidiaries' Subsidiaries or the sale by the Authority or any of its Subsidiaries of any equity interests in any of their respective Subsidiaries.

          "Authority Loan Documents" has the meaning given in "Recitals".

          "Bonds" has the meaning given in "Recitals."

          "Calendar Year" means the twelve month period ending on December 31.

          "Capital Lease Obligations" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

          "Capital Stock" means: (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(iv) any other interest of participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding any interest under the Relinquishment Agreement.

          "Consumer Price Index" means the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, 1982-1984=100, as compiled and released by the Bureau of Labor Statistics.

          "Cumulative Priority Distribution Deficiency" for a month in a Calendar Year is an amount equal to the excess (if any) of (A) the sum of the Scheduled Priority Distributions for all prior months during such Calendar Year over (B) the aggregate amount of Priority Distribution Payments previously paid by the Authority to the Tribe during such Calendar Year.

          "Effective Date" has the meaning given in Section 11(a).

          "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board ("FASB") or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Agreement.

          "Hedging Obligations" means, with respect to any Person: (i) the obligations of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and (ii) the obligations of such Person under other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

          "Indenture" has the meaning given in the Recitals and includes all amendments, modifications or supplements thereto.

          "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Authority or any Subsidiary of the Authority sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Authority such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Authority, the Authority shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined by resolution of the Management Board of the Authority.

          "Net Cash Flow" for any period equals the Net Income of the Authority for the period plus:

          (i) an amount equal to any extraordinary loss (including, without limitation, any non-cash charges or losses arising from adjustments relating to the Relinquishment Agreement) plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Net Income; plus

          (ii) provision for taxes based on the income or profits of the Authority and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Net Income; plus

          (iii) consolidated interest expense of the Authority and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Net Income; plus

          (iv) depreciation, amortization (including amortization of goodwill and other intangibles, not excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash charges associated with equity option plans and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Authority and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Net Income; plus

          (v) payments to Trading Cove Associates by the Authority pursuant to the Relinquishment Agreement; minus

          (vi) non-cash items increasing such Net Income for such period (including, without limitation, any non-cash items arising from adjustments relating to the Relinquishment Agreement); minus

          (vii) to the extent not included in computing such Net Income, any revenues received or accrued by the Authority or any of its Subsidiaries from any Person (other than the Authority or any of its Subsidiaries) in respect of any Investment for such period, all determined on a consolidated basis and in accordance with GAAP.

          Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the Authority shall be added to Net Income to compute Net Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Net Income of the Authority and only if a corresponding amount would be permitted at the date of determination to be dividended to the Authority by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charger and all agreements instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

          "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however:

          (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale leaseback transactions) or (B) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any indebtedness of such Person or any of its Subsidiaries; and

          (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss, less

          (iii) in the case of any person that is a partnership or a limited liability company, the amount of withholding for tax purposes of such Person for such period.

          "Payment Date" has the meaning given in Section 2(a).

          "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business). "Person" includes the Tribe and the Authority.

          "Priority Distributions" has the meaning given in the Authority Loan Documents.

          "Relinquishment Agreement" means the Relinquishment Agreement dated February 7, 1998 between the Authority and Trading Cove Associates.

          "Resort" means the multi-amenity gaming and entertainment resort located in Uncasville, Connecticut and the convention center, retail facilities, arena, hotel and improvements proposed to be constructed adjacent thereto, as described in Appendix A to the Offering Statement of the Tribe for the Bonds but excluding (i) any obsolete personal property or real property improvement determined by the Authority to be no longer useful or necessary to the operations or support of the Resort and (ii) any equipment leased from a third party in the ordinary course of business.

          The "Scheduled Priority Distribution" for each month during a Calendar Year shall equal one twelfth (1/12) of the Annual Priority Distribution Amount for such Calendar Year.

          "Senior Notes" means, collectively, the Initial Senior Notes and the Senior Exchange Notes, treated as a single class of securities as amended or supplemented from time to time in accordance with the terms hereof, in each case as issued pursuant to this Indenture

          "Subsidiary" means: (i) any instrumentality or subdivision or subunit of the Authority that has a separate legal existence or status or whose property and assets would not otherwise be bound to the terms of this Agreement; or (ii) with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of the shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. The Tribe and any other instrumentality of the Tribe that is not also an instrumentality of the Authority shall not be a Subsidiary of the Authority.

          "Trustee" has the meaning given in "Recitals."

          "Waiver of Setoff Rights" has the meaning given in Section 2(c).